Exhibit 99.1

PRESS RELEASE

For more information:

John Oakley, Chief Financial Officer, Nexxus Lighting, Inc.

704-405-0416 Email: Investor.relations@nexxuslighting.com

Nexxus Lighting Announces 2008 3rd Quarter Financial Results

CHARLOTTE, NC, November 14, 2008 – Nexxus Lighting, Inc. (NASDAQ Capital Market: NEXS) today announced financial results for the quarter ended September 30, 2008.

Recent Business Highlights:

•	Revenue increased 50% compared to the third quarter of 2007.

•	The third quarter revenue increase is the Company’s seventh consecutive quarter over quarter increase in revenue.

•	Commercial lighting revenue increased 167% over the third quarter of 2007 and has increased 113% year to date.

•	Pool and Spa revenue increased 25% over the third quarter of 2007 and has increased 25% year to date.

•	Third quarter net loss was $1.4 million as the Company continued to invest in administration, sales, marketing, product development and its Array™ Lighting LED light bulb line.

•

On November 12, 2008, the Company closed a private placement of convertible preferred stock and warrants to accredited investors, for aggregate consideration of approximately $7.6 million, consisting of approximately $4.0 million in cash and cancellation of approximately $3.6 million in principal amount of indebtedness and accrued interest.

3rd Quarter Financial Results

Total revenue for the three months ended September 30, 2008 was approximately $3,884,000 as compared to approximately $2,586,000 for the three months ended September 30, 2007, an increase of approximately $1,298,000 or 50%. This increase was driven primarily by the September 2007 acquisition of Advanced Lighting Systems (“ALS”), which serves the commercial and entertainment lighting market, the April 30, 2008 acquisition of Lumificient Corporation (“Lumificient”), which serves the commercial and signage lighting market, and by a 25% increase in revenue from pool and spa sales, offset by a 62% reduction in international sales and a 35% reduction in sales from our SV Lighting division compared to the same period in 2007. This increase is the seventh consecutive quarter of increased quarter over quarter revenue. We believe our Company is continuing to see the benefits of our acquisition and product development strategy. Excluding the impact of sales by ALS and Lumificient of approximately $1,785,000 from our consolidated results for the three months ended September 30, 2008, revenue decreased to approximately $2,099,000.

Revenue from sales of commercial lighting products was approximately $2,363,000 in the third quarter of 2008, as compared to $886,000 for the same period of 2007. This increase of $1,477,000, or 167%, was primarily driven by $1,785,000 in commercial product sales by ALS and Lumificient. Excluding revenue attributable to ALS and Lumificient, our commercial sales decreased $308,000, or 35%, in the third quarter of 2008 driven primarily by decreased commercial construction activity in many markets across the U.S.

Revenue from sales of pool and spa lighting products was approximately $1,271,000 in the third quarter of 2008, as compared to $1,018,000 for the same period of 2007. Revenue increased $253,000, or 25%, despite the continued significant year over year reductions in new pool construction tied to the steep drop in residential construction nationally. We are continuing to see the impact of our pool and spa management team added in the second half of 2007, their efforts to gain market share in a down market and the results of product introductions in 2007, specifically sales of our new Savi™ Note lighting system.

Revenue from sales of our products internationally (outside of the United States and Canada) were $250,000 in the third quarter of 2008 as compared to $657,000 for the same period of 2007. This decrease of $407,000, or 62%, was due to decreases in most markets outside the United States and Canada. In August 2008, the Company added new management for our international sales team. Under this new leadership, the Company has begun several initiatives which we believe will position the Company for potential future growth and market share gains despite current global economic conditions.

Sales of LED products accounted for 76% and 51% of our revenue while sales of fiber optic lighting products accounted for 21% and 44% of our revenue for the quarters ended September 30, 2008 and 2007, respectively, with the balance of the revenue mix consisting primarily of sales of water feature products.

“In the 3rd quarter, we executed several key initiatives. First, we finalized our new Array™ Lighting lamp designs, tooling, packaging and production methods which will allow us to launch and begin volume Array lamp production this quarter. Second, we focused on beginning production of several of the other new LED lighting fixtures we introduced at LightFair and third, we integrated Lumificient into the Nexxus Lighting organization,” stated Mike Bauer, Nexxus Lighting’s President and CEO.

“These and other strategic initiatives in the quarter were designed to support our plans to accelerate revenue growth, improve our margins and drive profitability. Our pool business continued to perform extremely well in a very difficult market as we continue to take market share with our new Savi Note and capitalize on underperforming competitors.”

“The global financial crisis brought new challenges to the commercial lighting industry and caused many businesses to adjust their plans. We were no exception. Having filed a registration statement for a proposed follow-on public offering in August, the events which unfolded in the financial markets caused us to revise our plans and we were able to close a previously announced private placement transaction on November 12, 2008. This transaction is expected to provide us with the capital resources to execute our business plans in a very turbulent market,” concluded Mr. Bauer.

Gross Profit:

Gross profit for the quarter ended September 30, 2008 was approximately $1,054,000 or 27% of revenue as compared to approximately $811,000 or 31% of revenue for the comparable period of 2007. Direct gross margin for the third quarter of 2008, which is revenue less material cost, decreased to approximately 48% as compared to 55% in the same period of 2007 as our pool and spa division made certain pricing concessions in order to gain market share. Additionally, our direct gross margin was impacted by the addition of Lumificient as that business has traditionally experienced lower direct gross margins than those traditionally experienced by our Company.

Without taking into account the increase in cost of goods sold from increased revenue and excluding $172,000 in ALS and Lumificient production expenses, production costs increased approximately $87,000 or 14% in the third quarter of 2008 compared to the same period in 2007. This increase was primarily due to higher warranty costs of $89,000 and out-bound shipping costs of $83,000 which were not passed on to our customers. These increases were slightly offset by lower expenses for adjustments to inventory balances for excess and obsolete inventory and resulting from physical inventory counts.

Operating Expenses:

Selling, general and administrative (SG&A) expenses were approximately $2,090,000 for the quarter ended September 30, 2008 as compared to approximately $1,234,000 for the same period in 2007, an increase of approximately $856,000 or 69%. Excluding the impact of $572,000 of SG&A expenses attributable to ALS and Lumificient, SG&A expenses increased $284,000 or 23%. This net increase was principally due to increases of $113,000 in wages, payroll taxes and temporary labor costs and $66,000 in recruiting expenses due to additions of administrative infrastructure, management and sales positions. The increase in SG&A expenses for the period also reflects increases in stock compensation cost of $66,000 and a $50,000 increase in health insurance expense.

Research and development costs were approximately $219,000 during the three months ended September 30, 2008 as compared to approximately $88,000 during the same period in 2007. This increase of approximately $131,000 or 149% was primarily due to an increase in wages in the third quarter of 2008 as compared to the same period of 2007 as the Company increased its investment in the development of new products and technology.

3rd Quarter Net Loss:

Net loss for the three months ended September 30, 2008 was approximately $1,432,000 or $0.18 per basic and diluted common share, as compared to a net loss of approximately $391,000, or $0.06 per basic and diluted common share, for the three months ended September 30, 2007.

“While pleased with our growth, we are focused on the pressures from changes in the worldwide economy over the last 90 days and have intensified our diligence on cost containment and working capital management” stated John Oakley, Chief Financial Officer. “By coupling cost containment with continued revenue growth we expect to be able to curb our historical cash use rate over the next several months without sacrificing strategic investments in our Array and Selective Heat Sink technology.”

Year to Date Financial Results

Total revenue for the nine months ended September 30, 2008 was approximately $10,733,000 as compared to approximately $7,561,000 for the nine months ended September 30, 2007, an increase of approximately $3,172,000 or 42%. This increase was driven by the September 2007 acquisition of ALS, the April 30, 2008 acquisition of Lumificient Corporation, and by a 25% increase in revenue from pool and spa sales, offset primarily by lower international sales compared to the same period in 2007. Excluding the impact of sales by ALS and Lumificient of $3,684,000 for the nine months ended September 30, 2008, revenue decreased by 7% to $7,049,000.

Revenue from sales of our commercial lighting products was approximately $6,122,000 in the nine months ended September 30, 2008, as compared to $2,877,000 for the same period of 2007. This increase of $3,245,000, or 113%, in the nine months ended September 30, 2008, was primarily driven by $3,684,000 in commercial product sales by ALS and Lumificient. Excluding revenue attributable to ALS and Lumificient, our commercial sales decreased $439,000, or 15%, driven primarily by decreased commercial construction activity in many markets across the U.S.

Revenue from sales of our pool and spa lighting products was approximately $3,790,000 in the nine months ended September 30, 2008, as compared to $3,024,000 for the same period of 2007. Revenue increased $766,000, or 25%, versus the same period in 2007 despite the significant year over year reductions in new pool construction tied to the steep drop in residential construction nationally. We are continuing to see the impact of the new pool and spa management team added in 2007, their efforts to gain market share and the results of new product introductions in 2007, specifically sales of our new Savi™ Note lighting system.

Revenue from sales of our products internationally (outside of the United States and Canada for our purposes) was $821,000 in the first nine months of 2008 as compared to $1,635,000 for the same period of 2007. This decrease of $814,000, or 50%, was primarily due to decreases in most markets outside the United States and Canada. In August 2008, the Company added new management for our international sales team. Under this new leadership, the Company has begun several initiatives which we believe will position the Company for potential future growth and market share gains despite the overall general economic conditions.

Sales of LED products accounted for 68% and 51% of our revenue while sales of fiber optic lighting products accounted for 29% and 44% of our revenue for the nine months ended September 30, 2008 and 2007, respectively. The balance of the revenue mix consisted primarily of sales of water feature products.

Year to Date Gross Profit:

Gross profit for the nine months ended September 30, 2008 was approximately $3,103,000, or 29% of revenue, as compared to approximately $2,191,000, or 29% of revenue, for the comparable period of 2007. Direct gross margin which is revenue less material cost, decreased to approximately 51% as compared to 58% in the nine months ended September 30, 2007, as our pool and spa division made certain pricing concessions in order to gain market share. Additionally, our direct gross margin was impacted by the acquisition of Lumificient as that business has traditionally experienced lower direct gross margins than those traditionally experienced by our Company.

Without taking into account the increase in cost of goods sold from increased revenue and excluding $306,000 in ALS and Lumificient production expenses, production costs increased approximately $45,000, or 2%, in the first nine months of 2008 as compared to the same period in 2007 as increases in shipping costs were offset by lower expenses for excess and obsolete inventory reserves.

Year to Date Operating Expenses:

Selling, general and administrative (SG&A) expenses were approximately $6,462,000 for the nine months ended September 30, 2008 as compared to approximately $3,754,000 for the same period in 2007, an increase of approximately $2,708,000 or 72%. Excluding the impact of $1,396,000 of selling, general and administrative expenses attributable to ALS and Lumificient, selling, general and administrative expenses increased $1,312,000 or 35%. This net increase was principally due to increases of $448,000 in wages, payroll taxes and temporary labor expenses and $58,000 in recruiting costs due to additions of administrative infrastructure, management and sales positions. Additionally, a $142,000 increase in employee travel related expenses and a $129,000 increase for trade show expenses were primarily due to increased sales efforts. Consulting costs have also increased by $165,000 primarily due to investments in our IT infrastructure and ERP system. The increase in SG&A expenses for the period also reflects increases in stock compensation cost of $133,000, $59,000 of expense related to our corporate offices opened in Charlotte, NC in June 2007 and a $129,000 increase in health insurance expense.

Research and development costs were approximately $504,000 during the nine months ended September 30, 2008 as compared to approximately $299,000 during the same period in 2007. This increase of approximately $205,000 or 69% was primarily due to an increase in wages in the first nine months of 2008 as compared to the same period of 2007.

Year to Date Net Loss:

Net loss for the nine months ended September 30, 2008 was approximately $4,009,000, or $0.52 per basic and diluted common share, as compared to a net loss of approximately $1,614,000, or $0.24 per basic and diluted common share, for the nine months ended September 30, 2007.

Nexxus Lighting, Inc.      Life’s Brighter!™

For more information, please visit the new Nexxus Lighting web site at www.nexxuslighting.com

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Reference is made to Nexxus Lighting’s filings under the Securities Exchange Act for factors that could cause actual results to differ materially. Nexxus Lighting undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

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Nexxus Lighting, Inc.

Condensed Consolidated Balance Sheets

	(Unaudited) September 30, 2008	December 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$1,113,029	$170,266
Restricted investments	—	500,000
Investments	100,000	2,475,000
Trade accounts receivable, less allowance for doubtful accounts of $118,637 and $84,615	2,005,745	1,317,595
Inventories, less reserve of $563,000 and $299,465	4,563,862	3,725,883
Prepaid expenses	556,409	384,308
Other assets	186,550	32,021

Total current assets	8,525,595	8,605,073

Property and equipment	5,104,980	4,364,193
Accumulated depreciation and amortization	(3,338,788)	(3,006,671)

Net property and equipment	1,766,192	1,357,522

Goodwill	6,664,603	2,880,440
Deposits on equipment	131,132	55,899
Other intangible assets, less accumulated amortization of $104,117 and $66,817	1,225,600	296,981
Other assets	227,603	121,047

	$18,540,725	$13,316,962

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$3,325,136	$1,107,720
Accrued compensation and benefits	356,848	160,252
Revolving line of credit	—	1,443,000
Current portion of payable to related party under acquisition agreement	318,250	218,250
Customer deposits	39,773	205,711
Current portion of deferred rent	56,452	53,832
Other current liabilities	121,104	—

Total current liabilities	4,217,563	3,188,765

Deferred rent, less current portion	177,591	204,516
Other notes payable	16,192	—
Payable to related party under acquisition agreement, less current portion	100,000	100,000
Promissory notes, net of debt discount	3,009,766	—

Total liabilities	7,521,112	3,493,281

Stockholders’ Equity:
Common stock, $.001 par value, 25,000,000 shares authorized, 8,089,366 and 6,979,103 issued and outstanding	8,089	6,980
Additional paid-in capital	25,727,199	20,523,602
Accumulated deficit	(14,715,675)	(10,706,901)

Total stockholders’ equity	11,019,613	9,823,681

	$18,540,725	$13,316,962

See accompanying notes to unaudited condensed consolidated financial statements.

Nexxus Lighting, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenue	$3,883,914	$2,586,350	$10,733,436	$7,561,374
Cost of sales	2,829,641	1,775,712	7,630,450	5,370,107

Gross profit	1,054,273	810,638	3,102,986	2,191,267

Operating expenses:
Selling, general and administrative	2,089,841	1,233,846	6,462,189	3,754,281

Research and development	218,643	88,041	503,733	298,658
Loss on disposal of fixed assets	—	1,125	—	1,125

Total operating expenses	2,308,484	1,323,012	6,965,922	4,054,064

Operating Loss	(1,254,211)	(512,374)	(3,862,936)	(1,862,797)

Non-Operating Income (Expense):
Interest income	6,597	125,323	52,208	254,535
Interest expense	(189,426)	(8,265)	(238,266)	(27,618)
Other income	5,164	4,411	40,220	21,413

Total non-operating income (expense)	(177,665)	121,469	(145,838)	248,330

Net Loss	$(1,431,876)	$(390,905)	$(4,008,774)	$(1,614,467)

Net Loss Per Common Share:
Basic and diluted	$(0.18)	$(0.06)	$(0.52)	$(0.24)

Weighted average shares outstanding:
Basic and diluted	8,088,089	6,713,538	7,680,529	6,673,618

See accompanying notes to unaudited condensed consolidated financial statements.

Nexxus Lighting, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
	2008	2007
Cash Flows from Operating Activities:
Net loss	$(4,008,774)	$(1,614,467)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	337,499	381,169
Amortization of intangible assets	42,894	(41,067)
Amortization of deferred financing costs and debt discount	131,285	—
Amortization of deferred rent	(26,925)	(26,916)
Gain on disposal of property and equipment	—	1,125
Increase in inventory reserve	163,534	283,688
Bond discount amortization	—	(18,750)
Stock-based compensation	297,253	164,150
Changes in operating assets and liabilities:
(Increase) decrease in:
Trade accounts receivable, net	(292,460)	(107,190)
Inventories	(108,151)	35,463
Prepaid expenses	(172,101)	(46,635)
Other assets	46,489	(16,675)
Increase (decrease) in:
Accounts payable	1,311,349	248,536
Accrued compensation and benefits	166,746	83,396
Customer deposits	(165,938)	(21,230)

Total adjustments	1,731,474	919,064

Net cash used in operating activities	(2,277,300)	(695,403)

Cash Flows from Investing Activities:
Purchase of property and equipment	(570,178)	(454,992)
Purchase of investments	—	(4,294,422)
Acquisition of Lumificient Corporation, net of cash acquired	(2,512,674)	—
Proceeds from sale of investments	2,875,000	10,685,618
Acquisition of business, net of cash acquired	(102,380)	(1,897,808)
Acquisition of patents and trademarks	(112,016)	5,081

Net cash (used in) provided by investing activities	(422,248)	4,043,477

Cash Flows from Financing Activities:
Net borrowings on capital lease obligations	—	9,220
Proceeds from secured Promissory Notes	3,500,000	—
Costs associated with Class B common stock conversion	—	(6,141)
Cost of private placement	—	(124,424)
Proceeds from exercise of employee stock options and warrants	1,922,453	27,514
Net borrowings on revolving line of credit	(1,443,000)	479,000
Payments on notes payable	(4,080)	(951,596)
Fees related to follow-on equity offering	(153,553)	—
Deferred financing costs	(179,509)	—

Net cash provided by (used in) financing activities	3,642,311	(566,427)

Net Increase in Cash and Cash Equivalents	942,763	2,781,647

Cash and Cash Equivalents, beginning of period	170,266	531,181

Cash and Cash Equivalents, end of period	$1,113,029	$3,312,828

Supplemental Cash Flow Information:
Cash paid for interest	$46,182	$27,618
Non-cash Investing and Financing Activities:
Deferred rent incurred for leasehold improvement credit	$—	$242,244
Issuance of common stock for acquisition	$2,392,813	$—
Warrant fair value recorded as a debt discount	$597,188	$—

See accompanying notes to unaudited condensed consolidated financial statements